Exhibit 10.1

Executive Officer Retention Agreement — David Martin

The Compensation Committee of the Board of Directors of ServiceMaster Global Holdings, Inc. has approved a retention award to recognize your significant contributions to the Company and to provide an incentive for your continued contributions to the success of ServiceMaster.

The retention award is a total of $500,000, payable in cash and restricted stock units (“RSUs”) as noted below.

•                  Cash Retention: $250,000 payable in installments on the dates noted below contingent on your continued service:

•                  $125,000 payable on January 15, 2014

•                  $125,000 payable on January 15, 2015

•                  Restricted Stock Units:  You will receive a Restricted Stock Unit awards with a grant value of $250,000 as of May 21, 2013.  The number of RSUs will be determined by dividing $250,000 by the FMV on the grant date.  The RSUs will vest as follows:

•                  $125,000 (grant value) on January 15, 2014

•                  $125,000 (grant value) on January 15, 2015

You will receive agreements detailing specific terms and conditions for both the cash and RSU retention awards as soon as practical after approval by the Compensation Committee.

Thank you for your contributions to the leadership and success of the Company.

Date:	5/22/13	Signed:	/s/ David W. Martin

David W. Martin
Senior Vice President & Interim CFO

Date:	5/21/13	By:	/s/ John Krenicki, Jr.

John Krenicki, Jr.
Chairman and Interim CEO
ServiceMaster Global Holdings, Inc.

Proprietary and Confidential